As filed with the Securities and Exchange Commission on January 30, 2019

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Verastem, Inc.

(Exact name of registrant as specified in its charter)

Delaware	27-3269467
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

117 Kendrick St., Suite 500 Needham, MA	02494
(Address of Principal Executive Offices)	(Zip Code)

2014 Inducement Award Program

Amended and Restated 2012 Incentive Plan

2018 Employee Stock Purchase Plan
(Full title of the plan)

Robert Forrester
President and Chief Executive Officer
Verastem, Inc.

117 Kendrick St., Suite 500

Needham, MA 02494

(781) 292-4200

(Name, address, and telephone number, including area code, of agent for service)

With copies to:

Marko S. Zatylny

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199

(617) 951-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
2018 Employee Stock Purchase Plan Common Stock, $0.0001 par value per share	2,000,000 shares	(3)	$3.16	$6,320,000	$765.98
2012 Amended and Restated Incentive Plan Common Stock, $0.0001 par value per share	6,250,000 shares	(4)	$3.16	$19,750,000	$2,393.70
2014 Inducement Award Program Common Stock, $0.0001 par value per share	1,250,000 shares	(5)	$3.16	$3,950,000	$478.74
Total	9,500,000 shares			$30,020,000	$3,638.42

(1)          Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), as may be issued under the Registrant’s 2018 Employee Stock Purchase Plan (the “2018 ESPP”), the Registrant’s 2012 Amended and Restated Incentive Plan (the “2012 Incentive Plan”) or the Registrant’s 2014 Inducement Award Program (the “Inducement Award Plan”) to prevent dilution from stock splits, stock dividends and similar transactions.

(2)          Pursuant to Rules 457(c) and 457(h)(1) under the Securities Act, the proposed maximum offering price per share and the maximum aggregate offering price for the shares have been calculated solely for the purpose of computing the registration fee on the basis of the average high and low prices of the Common Stock as reported by the Nasdaq Global Market on January 28, 2019 to be $3.27 and $3.05, respectively.

(3)          Represents an aggregate of 2,000,000 shares of the Registrant’s Common Stock that may be issued pursuant to awards granted under the Registrant’s 2018 ESPP.

(4)          Represents an aggregate of 6,250,000 shares of the Registrant’s Common Stock that may be issued pursuant to awards granted under the Registrant’s 2012 Incentive Plan.

(5)          Represents an aggregate of 1,250,000 shares of the Registrant’s Common Stock that may be issued pursuant to awards granted or to be granted in accordance with Nasdaq Listing Rule 5635(c)(4), as an inducement material to an individual’s entering into employment with the Registrant under the Registrant’s Inducement Award Plan.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed to register (i) 2,000,000 shares under the Registrant’s 2018 ESPP, (ii) an additional 6,250,000 shares under the Registrant’s 2012 Incentive Plan and (iii) an additional 1,250,000 shares under the Registrant’s Inducement Award Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as filed with the Commission on March 13, 2018.

(b) The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2018, as filed with the Commission on May 5, 2018, June 30, 2018, as filed with the Commission on August 8, 2018 and September 30, 2018, as filed with the Commission on November 7, 2018.

(c) The Registrant’s Current Reports on Form 8-K filed with the Commission on January 4, 2018, May 18, 2018, May 22, 2018, June 1, 2018, June 8, 2018, June 15, 2018, June 28, 2018, August 29, 2018, September 24, 2018, September 25, 2018, October 11, 2018, October 17, 2018, October 18, 2018, and December 20, 2018.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of its directors to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s certificate of incorporation provides that no director shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is party or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or such other court shall deem proper.

The Registrant’s certificate of incorporation provides that it will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he or she is or was, or has agreed to become, the Registrant’s director or officer, or is or was serving, or has agreed to serve, at its request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

The Registrant’s certificate of incorporation also provides that it will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of it to procure a judgment in its favor by reason of the fact that the Indemnitee is or was, or has agreed to become, the Registrant’s director or officer, or is or was serving, or has agreed to serve, at its request as a director, officer, partner, employee or trustee or, or in a similar capacity with, another corporation, partnership, joint venture, trust of other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant, unless, and only to the extent that, a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification for such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by the Registrant against all expenses (including attorneys’ fees) actually and reasonably incurred by him or her or on his or her behalf in connection therewith. If the Registrant does not assume the defense, expenses must be advanced to an Indemnitee under certain circumstances.

The Registrant has entered into indemnification agreements with its directors. In general, these agreements provide that the Registrant will indemnify the director to the fullest extent permitted by law for claims arising in his or her capacity as a director of the Registrant or in connection with his or her service at the Registrant’s request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that a director makes a claim for indemnification and establish certain presumptions that are favorable to the director.

The Registrant maintains standard directors’ and officers’ insurance which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit	Description

4.1

Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011, filed by the Registrant with the Securities and Exchange Commission on March 30, 2012)

4.2

Certificate of Amendment to the Restated Certificate of Incorporation of Verastem, Inc. (incorporated by reference to Exhibit 3.1 to the Form 8-K filed by the Registrant with the Securities and Exchange Commission on December 20, 2018)

4.3

Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.4 to Amendment No. 3 to the Registration Statement on Form S-1 filed by the Registrant with the Securities and Exchange Commission on January 13, 2012)

4.4

Form of Inducement Award Nonstatutory Stock Option Agreement (incorporated by reference to Exhibit 4.3 to Registration Statement on Form S-8 filed by Registrant with the Securities and Exchange Commission on March 13, 2018)

4.5

Form of Inducement Award Restricted Stock Unit Agreement (incorporated by reference to Exhibit 4.3 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, filed by the Registrant with the Securities and Exchange Commission on November 7, 2018)

4.6

Amended and Restated 2012 Incentive Plan (incorporated by reference to Exhibit 10.2 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2017, filed by the Registrant with the Securities and Exchange Commission on March 13, 2018)

5.1	Opinion of Ropes & Gray LLP (filed herewith)

23.1	Consent of Ropes & Gray LLP (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP (filed herewith)

24.1	Power of attorney (included on the signature page of this Registration Statement under the caption “Power of Attorney”)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Needham, Commonwealth of Massachusetts on January 30, 2019.

VERASTEM, INC.

By:	/s/ Robert Forrester
Robert Forrester
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Robert Forrester, Robert Gagnon and Sean Flynn, and each of them singly, either of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them singly, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURES	TITLE	DATE

/s/ Robert Forrester	President, Chief Executive Officer	January 30, 2019
Robert Forrester	(Principal executive officer) and Director

/s/ Robert Gagnon	Chief Financial Officer	January 30, 2019
Robert Gagnon	(Principal financial and accounting officer)

/s/ Timothy Barberich	Director	January 30, 2019
Timothy Barberich

/s/ Michael Kauffman	Director	January 30, 2019
Michael Kauffman, M.D., Ph.D.

/s/ Alison Lawton	Director	January 30, 2019
Alison Lawton

/s/ Gina Consylman	Director	January 30, 2019
Gina Consylman

/s/ Eric Rowinsky	Director	January 30, 2019
Eric Rowinsky, M.D.

/s/ Brian Stuglik	Director	January 30, 2019
Brian Stuglik

/s/ Bruce Wendel	Director	January 30, 2019
Bruce Wendel